UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Master Purchase and Sale Agreement

On December 21, 2016, PerkinElmer, Inc. (the “Company”) entered into a Master Purchase and Sale Agreement (the “Agreement”) with Varian Medical Systems, Inc. (the “Purchaser”), under which the Company agreed to sell to the Purchaser all of the outstanding equity interests in the Company’s wholly owned indirect subsidiaries PerkinElmer Medical Holdings, Inc. and Dexela Limited, together with certain assets of the Company and its direct and indirect subsidiaries relating to the Company’s business of designing, manufacturing and marketing flat panel x-ray detectors, and related software, accessories and ancillary products, to x-ray system manufacturers (the “Business”), for cash consideration of approximately $276,000,000 and the Purchaser’s assumption of specified liabilities relating to the Business (collectively, the “Transaction”). The Agreement provides that, for a period of three years following the closing of the Transaction, the Company, together with its direct and indirect majority owned subsidiaries, will not engage in a business that is competitive with the Business as conducted between January 1, 2016 and the closing.

The Agreement contemplates that the Purchaser will finance the Transaction through a debt financing and that, except as determined otherwise by the Purchaser, the closing will occur no earlier than April 2017. However, the closing of the Transaction is not conditioned upon the receipt of any such financing. The Transaction is subject to customary closing conditions, including the expiration of specified antitrust waiting periods.

The Agreement contains certain termination rights of the Company and the Purchaser and provides that under specified circumstances, upon termination of the Agreement, the Purchaser will be required to pay the Company a termination fee of up to $22,080,000.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Purchaser or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters and (iii) they may be modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s or the Purchaser’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: December 22, 2016	By:	/s/ John L. Healy
John L. Healy Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Master Purchase and Sale Agreement, dated as of December 21, 2016, by and between PerkinElmer, Inc. and Varian Medical Systems, Inc.

*	The exhibits and schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish copies of any of such exhibits or schedules to the SEC upon request.